Exhibit 10.1

Trio Petroleum Corp.

February 5, 2024

L1 Capital Global Opportunities Master Fund

Attention: Mr. David Feldman

Dear Mr. Feldman:

Reference is made to that certain Senior Secured Original Issue 7% Discount Convertible Promissory Note (the “Note”) issued to you on October 4, 2023. Based upon your conversions of the Note beginning February 1, 2024, Trio Petroleum Corp. (“TPET”) owes you $1,000,000 (the “Principal”) and $616,468 in additional cash resulting from the February 1, 2024 conversions .. We agree to the following changes to the Note: (i) the Floor Price shall be reduced to $0.15 per share, (ii), TPET shall issue you 2,395,911 shares of Common Stock in lieu of paying the $616,468 and (iii) TPET shall with our mutual agreement accelerate monthly installment payments in increments of $250,000 through the issuance of Common Stock and you shall sell the underlying Common Stock as promptly as possible, subject in all cases to the 4.99% beneficial ownership limitation contained in the Note and the market price being at or above $0.15 per share.

You agree to wire $5,000 to our attorneys in payment of additional legal fees we have incurred.

Immediately after execution of this letter agreement, we will file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the execution of this letter agreement. At such time, you will not be in possession of material non-public information. We shall also simultaneously file the Form 8-K pursuant to Rule 424(b)(3) of the Securities Act.

Except to the extent modified by this letter agreement, the Purchase Agreement, as defined in the Note, and the Note. each remains in force and is fully enforceable and the representations and warranties remain true and correct.

Please execute a copy of this letter agreement signifying your agreement to its terms.

Very truly yours,

/s/ Michael L. Peterson
Michael L. Peterson, CEO

Agreed and accepted:

/s/ David Feldman
David Feldman, Director